                                                                   Exhibit 99.01

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Group Maintenance America Corp.:

  We have audited the accompanying consolidated balance sheets of Group Maintenance America Corp. and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1998, the ten months ended December 31, 1997 and the year ended February 28, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Group Maintenance America Corp. and Subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the year ended December 31, 1998, the ten months ended December 31, 1997 and the year ended February 28, 1997, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Houston, Texas
February 23, 1999

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (in thousands, except par value)

                                                              December 31,
                          ASSETS                            ------------------
                                                              1998      1997
                                                            --------  --------
Current Assets:
  Cash and cash equivalents................................ $  2,371  $ 25,681
  Accounts receivable, net of allowance for doubtful
   accounts of $5,355 and $1,825, respectively.............  187,251    45,516
  Inventories..............................................   17,843     8,834
  Costs and estimated earnings in excess of billings on
   uncompleted contracts...................................   26,533     3,116
  Prepaid expenses and other current assets................    6,134     1,013
  Deferred tax assets......................................    7,579     1,647
  Refundable income taxes..................................    3,341       --
                                                            --------  --------
    Total current assets...................................  251,052    85,807
Property and Equipment, net................................   39,192    11,312
Goodwill, net of accumulated amortization of $6,593 and
 $633, respectively........................................  398,714    84,533
Deferred Tax Assets........................................      --      4,739
Refundable Income Taxes....................................      --      4,529
Other Long-Term Assets.....................................   12,123     1,767
                                                            --------  --------
    Total assets........................................... $701,081  $192,687
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term borrowings and current maturities of long-term
   debt.................................................... $ 12,959   $ 2,769
  Accounts payable and accrued expenses....................   99,205    28,519
  Due to related parties...................................   14,961     3,358
  Billings in excess of costs and estimated earnings on
   uncompleted contracts...................................   27,830     4,737
  Deferred service contract revenue........................    4,429     3,305
  Income taxes payable.....................................    2,028        31
  Other current liabilities................................    3,199     2,610
                                                            --------  --------
    Total current liabilities..............................  164,611    45,329
Revolving Credit Facility..................................  195,000       169
Junior Subordinated Notes..................................   16,000       --
Deferred Tax Liabilities...................................      733       --
Due to Related Parties.....................................      --      9,745
Other Long-Term Liabilities................................    8,808       791
Commitments and Contingencies
Shareholders' Equity:
  Preferred stock, $1.00 par value; 50,000 shares
   authorized; none issued and outstanding.................      --        --
  Common stock, $0.001 par value; 100,000 shares
   authorized; 33,154 and 20,629 shares issued and
   outstanding, respectively...............................       33        21
  Additional paid-in capital...............................  322,478   169,143
  Retained deficit.........................................   (6,582)  (32,511)
                                                            --------  --------
    Total shareholders' equity.............................  315,929   136,653
                                                            --------  --------
    Total liabilities and shareholders' equity............. $701,081  $192,687
                                                            ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                       Ten months
                                          Year ended     ended      Year ended
                                         December 31, December 31, February 28,
                                             1998         1997         1997
                                         ------------ ------------ ------------
Revenues................................   $761,541     $138,479     $81,880
Cost of Services........................    585,396      101,762      58,506
                                           --------     --------     -------
  Gross Profit..........................    176,145       36,717      23,374
Selling, General and Administrative
 Expenses...............................    117,951       28,643      19,811
Amortization of Goodwill................      5,960          633         --
Compensation Expense From Reverse
 Acquisition and Issuance of Management
 Shares and Stock Options...............        168        7,219         --
                                           --------     --------     -------
  Income from operations................     52,066          222       3,563
Other Income (Expense):
  Interest expense......................     (6,595)      (1,542)        (82)
  Interest income.......................        407          398         171
  Other.................................        377          112         256
                                           --------     --------     -------
    Income (loss) before income tax
     provision..........................     46,255         (810)      3,908
Income Tax Provision....................     20,326        2,832       1,572
                                           --------     --------     -------
Net Income (Loss).......................   $ 25,929     $ (3,642)    $ 2,336
                                           ========     ========     =======
Basic Earnings (Loss) Per Share:
  Earnings (Loss) Per Share.............   $   0.94     $  (0.34)    $  0.45
                                           ========     ========     =======
  Weighted Average Shares Outstanding...     27,544       10,800       5,172
                                           ========     ========     =======
Diluted Earnings (Loss) Per Share:
  Earnings (Loss) Per Share.............   $   0.93     $  (0.34)    $  0.45
                                           ========     ========     =======
  Weighted Average Shares Outstanding...     27,948       10,800       5,172
                                           ========     ========     =======


  The accompanying notes are an integral part of these consolidated financial statements.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (in thousands)

                          Common Stock   Additional Retained                             Total
                          --------------  Paid-In   Earnings  Treasury Subscriptions Shareholders'
                          Shares  Amount  Capital   (Deficit)  Stock    Receivable      Equity
                          ------  ------ ---------- --------- -------- ------------- -------------
BALANCE, February 29,
 1996...................   5,692   $ 6    $  2,701   $ 3,667   $  --      $  --        $  6,374
 Purchases of stock.....     --    --          --        --    (2,112)       --          (2,112)
 Repurchase of
  warrants..............     --    --          --       (600)     --         --            (600)
 Cancellation of
  treasury stock........  (1,040)   (1)        (55)   (2,056)   2,112        --             --
 Distributions to
  shareholders..........     --    --          --         (7)     --         --              (7)
 Net income.............     --    --          --      2,336      --         --           2,336
                          ------   ---    --------   -------   ------     ------       --------
BALANCE, February 28,
 1997...................   4,652     5       2,646     3,340      --         --           5,991
 Purchases of acquired
  companies.............   5,612     6      58,781       --       --      (6,153)        52,634
 Public offering, net of
  offering costs........   8,340     8     103,543       --       --         --         103,551
 Compensation expense
  from issuance of
  management shares and
  stock options.........       5   --          241       --       --         --             241
 Preferred stock issued
  to Airtron
  shareholders in
  reverse acquisition...     --    --          --    (14,873)     --         --         (14,873)
 Distribution to Airtron
  shareholders in
  reverse acquisition...     --    --          --    (17,336)     --         --         (17,336)
 Shares issued under
  subscription
  agreement.............   2,000     2         --        --       --       6,153          6,155
 Exercise of stock
  options...............      20   --           61       --       --         --              61
 Common stock to be
  issued in
  acquisitions..........     --    --        3,871       --       --         --           3,871
 Net loss...............     --    --          --     (3,642)     --         --          (3,642)
                          ------   ---    --------   -------   ------     ------       --------
BALANCE, December 31,
 1997...................  20,629    21     169,143   (32,511)     --         --         136,653
 Purchases of acquired
  companies.............  12,455    12     148,762       --       --         --         148,774
 Debenture conversion...      68   --          820       --       --         --             820
 Compensation expense
  from issuance of
  management shares and
  stock options.........                       168                                          168
 Exercise of stock
  options...............       2   --           10       --       --         --              10
 Common stock to be
  issued in
  acquisitions..........     --    --        3,575       --       --         --           3,575
 Net income.............     --    --          --     25,929      --         --          25,929
                          ------   ---    --------   -------   ------     ------       --------
BALANCE, December 31,
 1998...................  33,154   $33    $322,478   $(6,582)  $  --      $  --        $315,929
                          ======   ===    ========   =======   ======     ======       ========


  The accompanying notes are an integral part of these consolidated financial statements.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                         Ten months
                                           Year ended      ended      Year ended
                                          December 31,  December 31, February 28,
                                              1998          1997         1997
                                          ------------  ------------ ------------
Cash Flows From Operating Activities:
 Net income (loss)......................   $  25,929      $ (3,642)    $ 2,336
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
 Depreciation and amortization..........      13,863         1,413         208
 Gain from sale of property and
  equipment.............................         (26)          (32)       (224)
 Deferred income taxes..................       3,499         2,482       2,336
 Non-cash compensation expense..........         168         7,219         --
 Changes in operating assets and
  liabilities, net of effect of
  acquisitions accounted for as
  purchases:
  (Increase) decrease in --
   Accounts receivable..................     (27,316)       (2,849)       (402)
   Inventories..........................      (1,718)         (656)        332
   Costs and estimated earnings in
    excess of billings on uncompleted
    contracts...........................      (6,950)          503          23
   Prepaid expenses and other current
    assets..............................      (3,404)           46          (8)
   Refundable income taxes..............       1,319         1,665      (3,235)
   Other long-term assets...............        (780)         (299)        --
  Increase (decrease) in --
   Accounts payable.....................       3,614          (918)        (77)
   Accrued expenses.....................      (2,918)       (4,598)      2,534
   Due to related parties...............      (5,469)         (732)        --
   Billings in excess of costs and
    estimated earnings on uncompleted
    contracts...........................       3,885         1,572         (86)
   Deferred service contract revenue....        (502)           94           6
   Income taxes payable.................         519         1,586        (296)
   Other current liabilities............      (2,282)        1,442         --
   Compensation and benefits payable....         --             (8)        255
   Other long-term liabilities..........        (580)          120         --
                                           ---------      --------     -------
    Net cash provided by operating
     activities.........................         851         4,408       3,702
                                           ---------      --------     -------
Cash Flows From Investing Activities:
 Cash paid for acquisitions, net of cash
  acquired of $13,176 and $5,263,
  respectively..........................    (178,542)      (35,767)        --
 Deferred acquisition costs.............      (1,573)         (246)        --
 Purchases of property and equipment....      (9,292)       (2,017)       (182)
 Proceeds from sale of property and
  equipment.............................         199            83         296
 Proceeds from note receivable..........         --            --          156
                                           ---------      --------     -------
    Net cash provided by (used in)
     investing activities...............    (189,208)      (37,947)        270
                                           ---------      --------     -------
Cash Flows From Financing Activities:
 Purchase of common stock...............         --            --         (787)
 Retirement of preferred stock..........         --        (19,277)        --
 Repurchase of warrants.................         --            --         (539)
 Proceeds from long-term debt...........     884,515        32,500         --
 Payments of long-term debt.............    (719,478)      (47,742)        (35)
 Payments of other long-term
  obligations...........................         --            --          (39)
 Issuance of common stock...............         --        109,706         --
 Exercise of stock options..............          10            61         --
 Distributions to shareholders prior to
  initial public offering...............         --        (20,367)        (7)
                                           ---------      --------     -------
    Net cash provided by (used in)
     financing activities...............     165,047        54,881     (1,407)
                                           ---------      --------     -------
Net Increase (Decrease) In Cash and Cash
 Equivalents............................     (23,310)       21,342       2,565
Cash and Cash Equivalents, beginning of
 period.................................      25,681         4,339       1,774
                                           ---------      --------     -------
Cash and Cash Equivalents, end of
 period.................................   $   2,371      $ 25,681     $ 4,339
                                           =========      ========     =======
Supplemental Disclosures of Cash Flow
 Information:
 Interest Paid..........................   $   5,163      $  1,470     $   --
 Income Taxes Paid......................   $  16,869      $    --      $ 2,586

  The accompanying notes are an integral part of these consolidated financial statements.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Organization

  Group Maintenance America Corp. ("GroupMAC") was incorporated as a Texas corporation to build a national company providing mechanical and electrical services in the commercial, industrial and residential markets.

  Effective April 30, 1997, GroupMAC entered into an Agreement and Plan of Exchange (the "Airtron Agreement") with Airtron, Inc. ("Airtron") and certain of its shareholders, pursuant to which $20.4 million in cash, 14.9 million shares of GroupMAC preferred stock and 4.7 million shares of GroupMAC common stock were issued to shareholders of Airtron in exchange for all of the then outstanding shares of Airtron. Although for legal purposes Airtron was acquired by GroupMAC, for accounting purposes the transaction was accounted for as a reverse acquisition, as if Airtron acquired GroupMAC, due to the fact that the former shareholders of Airtron then owned a majority of GroupMAC common stock. In connection with the purchase of GroupMAC, the consideration paid to the shareholders of GroupMAC was recorded as non-recurring compensation expense of $7.0 million in the accompanying consolidated statements of operations for the ten months ended December 31, 1997. The consolidated financial statements presented herein for the periods prior to the effective date of the acquisition only include the accounts of Airtron. The consolidated statements of shareholders' equity have been converted from Airtron's capital structure to GroupMAC's capital structure to reflect the exchange of shares pursuant to the Airtron Agreement. The cash and redeemable preferred stock paid to the Airtron shareholders, net of existing liabilities to former shareholders, have been treated as a distribution to the Airtron shareholders. The consolidated group of companies are collectively referred to herein as GroupMAC and Subsidiaries or the "Company." All significant intercompany balances have been eliminated. Concurrent with the initial public offering of GroupMAC's common stock (the "IPO"), the Company changed its fiscal year end from February 28 to December 31.

  Airtron was incorporated in 1970 as a Delaware corporation. Airtron installs and services brand name heating and air conditioning equipment for residential and commercial customers located in Ohio, Indiana, Kansas, Kentucky, Florida and Texas.

  In June and July 1997, the Company acquired, in separate transactions, 10 additional companies through a combination of cash, preferred stock, common stock and warrants to purchase shares of common stock. During the fourth quarter of 1997, the Company acquired, concurrently with the IPO, 13 additional companies through a combination of cash and common stock. During 1998, the Company acquired, in separate transactions, 39 additional businesses through a combination of cash, notes payable, junior subordinated debt, common stock, options to purchase common stock and warrants to purchase common stock. The Company accounted for these acquisitions as purchase business combinations, with the results of operations included in the Company's consolidated financial statements from the effective date of acquisition.

2. Summary of Significant Accounting Policies

 Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues from work orders are recognized as services are performed. Revenues from service and maintenance contracts are recognized over the life of contracts. Revenues from construction contracts are recognized on a percentage of completion basis using the cost-to-cost method. Provisions for estimated losses on

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Inventories

  Inventories consist primarily of purchased materials and supplies. The inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out ("FIFO") basis.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed principally using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful life of the asset.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations.

 Goodwill

  Goodwill represents the excess of the aggregate purchase price over the fair value of net assets acquired and is amortized on a straight-line basis over a period of 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows compared to the carrying value of goodwill. The Company will reassess the recoverability of goodwill if estimated future operating cash flows are not achieved.

 Deferred Financing Costs

  Deferred financing costs related to the Company's revolving credit agreement and senior subordinated note offering completed subsequent to December 31, 1998 (see Note 7) are included in other noncurrent assets and amortized to interest expense over the scheduled maturity of the debt.

 Stock-Based Compensation

  Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages but does not require companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, compensation expense for

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES stock options is measured as the excess, if any, of the quoted market price of GroupMAC's common stock at the date of the grant over the amount an employee must pay to acquire the common stock.

 Warranty Costs

  The Company generally warrants all of its work for a period of one year from the date of installation. A provision for estimated warranty costs is made at the time a product is sold or service is rendered.

 Income Taxes

  The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Earnings Per Share

  Weighted average shares outstanding for each of the periods presented were as follows (in thousands):

                                                      Ten months
                                         Year ended     ended      Year ended
                                        December 31, December 31, February 28,
                                            1998         1997         1997
                                        ------------ ------------ ------------
   Shares issued in the acquisition of
    Airtron............................     4,652        4,652       5,172
   Shares issued, excluding
    acquisitions and the IPO...........     3,637        3,628         --
   Shares issued for 1997
    acquisitions.......................     4,733        1,259         --
   Shares issued for 1998
    acquisitions.......................     6,182          --          --
   Shares issued in the IPO............     8,340        1,261         --
                                           ------       ------       -----
     Weighted average shares
      outstanding--Basic ..............    27,544       10,800       5,172
                                           ------       ------       -----
   Incremental effect of options and
    warrants outstanding ..............       404          --          --
                                           ------       ------       -----
     Weighted average shares
      outstanding--Diluted.............    27,948       10,800       5,172
                                           ======       ======       =====

  Basic earnings per share have been calculated by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted average number of common shares outstanding plus potentially dilutive common shares.

  Because the Company reported a net loss for the ten months ended December 31, 1997, the potentially dilutive common shares (including warrants and stock options discussed in Note 9) had an anti-dilutive effect on earnings per share. As of December 31, 1998, options to purchase 0.4 million shares of common stock and warrants to purchase 1.3 million shares of common stock were not included in the calculation of diluted earnings per share because the options' or warrants' exercise price was greater than the average market price of the common shares.

 Reclassifications

  Certain amounts recorded in the year ended February 28, 1997 and the ten months ended December 31, 1997 have been reclassified to conform with the current year presentation.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

3. Business Combinations

  During 1997, the Company acquired 23 companies for approximately $44.2 million in cash, 4.5 million shares of common stock, 4.4 million shares of redeemable preferred stock (which were retired in connection with the IPO), options to acquire 0.1 million shares of common stock and warrants to purchase
0.5 million shares of common stock. Of the total recorded consideration, approximately $3.2 million of cash and 0.5 million shares of common stock were due to former owners at December 31, 1997. During 1998, a reduction of approximately $1.0 million in cash and 0.1 million shares of common stock was recorded to reflect final settlements on certain 1997 acquisitions. In addition, payments of approximately $1.9 million in cash and 0.4 million shares of common stock were made to former shareholders on certain 1997 acquisitions.

  During 1998, the Company completed the acquisition of 39 platform and five tuck-in companies for approximately $194.8 million in cash, $4.0 million of notes payable, $16.0 million of junior subordinated debt, 12.1 million shares of common stock, options to purchase 0.3 million shares of common stock and warrants to purchase 0.8 million shares of common stock. Of the total consideration, approximately $7.2 million of cash was due to former owners at December 31, 1998.

  In conjunction with the above mentioned acquisitions, the Company assumed $26.2 million and $16.1 million of debt for acquisitions completed in 1998 and 1997, respectively.

  For the above mentioned acquisitions, the common stock, options and warrants were valued at estimated fair value at the time of the respective acquisition and the preferred stock was valued at its redemption value of $1 per share. For certain 1998 acquisitions, allocation of purchase price to the assets acquired and liabilities assumed has been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information becomes available. Such additional information includes appraisals on property, contingent liabilities of the acquired business, and working capital settlements related to the acquisition consideration and the net assets acquired. However, the Company does not expect any significant adjustments to the purchase price allocations or amount of goodwill at December 31, 1998.

  Several former owners of businesses acquired by the Company have the ability to receive additional amounts of purchase price, payable in cash and common stock contingent upon the occurrence of future events. The Company records such contingent consideration as additional purchase price when earned. During 1997, approximately $0.3 million in cash and 22,500 shares of common stock were earned and due to former owners related to these contingent payments. These amounts were paid in 1998. During 1998, approximately $5.2 million of cash and 0.3 million shares of common stock were earned related to these contingent payments, of which approximately $3.3 million of cash and 0.3 million shares of common stock were due to former owners as of December 31, 1998. Additional cash and common stock may become payable in 1999 through 2001 contingent upon future events.

  The unaudited pro forma data presented below consists of the combined income statement data for GroupMAC and its subsidiaries as if the acquisitions were effective on the first day of the period being reported (in thousands, except for per share amounts).

                                                               Pro forma data
                                                                 (unaudited)
                                                             -------------------
                                                             Twelve months ended
                                                                December 31,
                                                             -------------------
                                                                1998      1997
                                                             ---------- --------
      Revenues.............................................. $1,076,419 $978,480
      Net income............................................ $   33,201 $ 27,372
      Net income per share:
        Basic............................................... $     0.99 $   0.82
        Diluted............................................. $     0.98 $   0.81

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

  Pro forma adjustments reflected in the amounts above include compensation differentials, adjustment for goodwill amortization over a period of 40 years, elimination of historical interest income and historical interest expense on long-term debt which was repaid with the proceeds of the IPO or otherwise retired, additional interest expense on funds borrowed for certain 1998 acquisitions, and adjustment to the federal and state income tax provisions based on pro forma operating results. Net income per share assumes all shares issued for the acquisitions were outstanding for the periods presented.

4. Detail of Accounts Payable and Accrued Expenses (in thousands)

                                                                 December 31,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
      Accounts payable, trade.................................. $59,067 $13,804
      Accrued payroll costs and benefits.......................  29,736  11,167
      Warranties...............................................   2,502   1,297
      Other accrued expenses...................................   7,900   2,251
                                                                ------- -------
                                                                $99,205 $28,519
                                                                ======= =======

5. Costs and Estimated Earnings on Uncompleted Contracts

  The summary of the status of uncompleted contracts is as follows (in thousands):

                                                              December 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
      Costs incurred....................................... $618,547  $ 85,101
      Estimated earnings recognized........................  129,912    27,268
                                                            --------  --------
                                                             748,459   112,369
      Less billings on contracts........................... (749,756) (113,990)
                                                            --------  --------
                                                            $ (1,297) $ (1,621)
                                                            ========  ========

  These costs and estimated earnings on uncompleted contracts are included in the accompanying consolidated balance sheets under the following captions (in thousands):

                                                              December 31,
                                                             ----------------
                                                              1998     1997
                                                             -------  -------
      Costs and estimated earnings in excess of billings on
       uncompleted contracts...............................  $26,533  $ 3,116
      Billings in excess of costs and estimated earnings on
       uncompleted contracts...............................  (27,830)  (4,737)
                                                             -------  -------
                                                             $(1,297) $(1,621)
                                                             =======  =======

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

6. Property and Equipment

  The principal categories and estimated useful lives of property and equipment were as follows (in thousands):

                                                              December 31,
                                                             ----------------
                                            Estimated useful
                                                 lives        1998     1997
                                            ---------------- -------  -------
   Land....................................   --             $ 1,144  $   218
   Buildings and improvements..............   20-30 years      6,128      677
   Service and other vehicles..............     4-7 years     17,643    5,385
   Machinery and equipment.................    5-10 years      9,491    2,873
   Office equipment, furniture and
    fixtures...............................    5-10 years     10,842    3,761
   Leasehold improvements..................   --               4,334    1,220
                                                             -------  -------
                                                              49,582   14,134
   Less accumulated depreciation...........                  (10,390)  (2,822)
                                                             -------  -------
                                                             $39,192  $11,312
                                                             =======  =======

7. Short- and Long-Term Debt

  Short- and long-term debt consists of the following (in thousands):

                                                           December 31,
                                                          ----------------
                                                            1998       1997
                                                          --------  -----------
   Bank revolving credit agreement (7.1% at December 31,
    1998)...............................................  $195,000  $  --
   Junior subordinated notes payable to former
    shareholders of an acquired business at 6%, due
    November 2003.......................................    16,000     --
   Notes payable to former shareholders of acquired
    businesses at 6%, due January 1999 and May 1998,
    respectively........................................     4,399   2,466
   Note payable to a bank at 8%, due January 1999.......     8,000     --
   Equipment installment loans payable to banks and
    other lenders, interest varying from 2.9% to 10%,
    secured by certain equipment, due in monthly and
    quarterly installments..............................       495     228
   Other notes payable to former shareholders at
    interest rates ranging from 4.8% to 8.25%, due in
    monthly installments................................        65     244
                                                          --------  ------
   Total short- and long-term debt......................   223,959   2,938
   Less short-term borrowings and current maturities....   (12,959) (2,769)
                                                          --------  ------
                                                          $211,000  $  169
                                                          ========  ======

  On May 2, 1997, the Company entered into a credit agreement (the "Original Credit Agreement") with a total commitment of $35 million. The Original Credit Agreement consisted of three portions: (i) a revolving credit agreement providing up to $3 million for use as working capital, (ii) a $12 million advancing acquisition line of credit to finance acquisitions, and (iii) a $20 million term loan to finance the acquisition of Airtron. Borrowings under the Original Credit Agreement totaled $32.5 million to fund the cash portion of the purchase prices related to Airtron and the businesses acquired in June and July 1997. The Original Credit Agreement was repaid from the proceeds of the IPO and terminated in December 1997.

  On December 11, 1997, the Company entered into a three-year revolving credit agreement with an initial borrowing capacity of $75 million. On June 12, 1998, the Company amended and restated this facility (the "Credit Agreement") to increase its borrowing capacity from $75 million to $125 million. On October 15, 1998, the Company amended and restated the Credit Agreement to increase its borrowing capacity from $125 million to $230 million. Borrowings under the Credit Agreement are guaranteed by the Company's domestic

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES subsidiaries, including future domestic subsidiaries. The obligations of the Company under the Credit Agreement and the obligations under the guarantees are secured by a first priority lien on the accounts receivable and inventory of the domestic subsidiaries, and by a pledge of stock of its domestic subsidiaries.

  Borrowings under the Credit Agreement bear interest at a rate per annum, at the Company's option, of either (1) the Alternate Base Rate or (2) the Eurodollar Rate. The Alternate Base Rate is equal to the greater of the Federal Funds Effective Rate plus 0.5% or the Prime Rate plus a Margin depending on the ratio of indebtedness for borrowed money to EBITDA (with all capitalized terms as defined in the Credit Agreement). The Eurodollar Rate is the rate defined in the Credit Agreement plus a Margin depending on the ratio of indebtedness for borrowed money to EBITDA. The Company is subject to commitment fees payable quarterly in arrears and administration fees payable annually to the Agent until such time as the Credit Agreement is terminated. The commitment fees range from 0.25% to 0.375% per annum with respect to the unused commitments under the Credit Agreement depending on the ratio of indebtedness for borrowed money to EBITDA. In addition, the Company paid various underwriting and arrangement fees and closing costs associated with the origination and syndication of the Credit Agreement. The unamortized portion of these expenses is included as deferred financing costs in the accompanying consolidated balance sheets and amounted to approximately $2.4 million and $0.7 million at December 31, 1998 and 1997, respectively.

  Under the Credit Agreement, the Company is required to maintain certain financial covenants and tests, including: (1) a minimum Fixed Charge Coverage Ratio; (2) a maximum ratio of total indebtedness for borrowed money to capitalization (as defined in the Credit Agreement); (3) a maximum ratio of senior debt to pro forma earnings before interest, taxes, depreciation and amortization; (4) a maximum ratio of total indebtedness to EBITDA; (5) a minimum amount of Consolidated Net Worth (as defined in the Credit Agreement) and (6) a maximum amount of Capital Expenditures in relation to Consolidated Net Worth. The Credit Agreement places limitations upon the amount of letters of credit which may be drawn, investments which may be permitted, and liens which may be granted to secure other debt. The Company may not pay any dividends or redeem, retire or guarantee the value of shares of any class of stock in the Company without prior approval from the lending banks, other than the purchase of outstanding shares of the Company's stock within defined limits. At December 31, 1998, the Company was in compliance with these covenants. The Credit Agreement matures on October 13, 2001.

  In connection with the acquisition of Trinity Contractors, Inc. ("Trinity"), the Company paid cash and issued $16.0 million of subordinated notes (the "Trinity Notes"), common stock and warrants to purchase common stock (the "Trinity Warrants"). Unless prepaid in whole or part at any time by the Company, the balance of the Trinity Notes was due in November 2003. Holders of the Trinity Notes have a one-time option to require the Company to repurchase the Trinity Notes (the "Put Option") in the event the Company issues $50,000,000 or more in principal amount of debt that is either (1) registered under the Securities Act and sold to the public or (2) sold to qualified institutional buyers. Subsequent to December 31, 1998 and in connection with the private placement offering discussed below, the Put Option was exercised by substantially all the holders of the Trinity Notes, such notes were repaid by the Company and the related Trinity Warrants were surrendered.

  The aggregate maturities of debt as of December 31, 1998 are as follows (in thousands):

        1999.. $ 12,959
        2000..       --
        2001..  195,000
        2002..       --
        2003..   16,000
               --------
               $223,959
               ========

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

  In January 1999, the Company completed a private placement offering (the "Offering") of $130 million of unsecured senior subordinated notes (the "Notes") bearing interest at 9.75% and maturing in January 2009. The net proceeds of the offering were used to repay indebtedness incurred under the Credit Agreement.

  Under a registration rights agreement executed as part of the Offering, the Company will file a registration statement within 90 days after the issue date of the Notes enabling holders of the Notes to exchange the privately placed Notes for publicly registered notes with identical terms. The Company is required to use all reasonable efforts to cause the registration statement to become effective within 150 days after the issue date of the Notes and to consummate the exchange offer within 180 days after the issue date of the Notes. If the Company cannot effect an exchange offer within the time periods listed above and in other certain circumstances, management will use all reasonable efforts to file a shelf registration statement for the resale of the Notes. If the Company is unable to comply with these obligations under the registration rights agreement, the interest rate on the Notes will increase under certain circumstances.

  The Notes are guaranteed by all of the Company's current and future U.S. subsidiaries other than "Unrestricted Subsidiaries" (as defined in the indenture governing the Notes). As of the closing of the Offering, there were no "Unrestricted Subsidiaries." These guarantees are full, unconditional and joint and several. Accordingly, no separate financial statements of the guarantor subsidiaries are presented because management believes this information is not material to users of its financial statements.

  The Notes pay interest semi-annually commencing July 15, 1999 and are redeemable at the option of the Company at any time on or after January 15, 2004. Additionally, the Notes' indenture has restrictive covenants or limitations on the payment of dividends, the distribution or redemption of capital stock as well as limitations on the incurrence of debt and on the sale of assets.

  The Company entered into an agreement to lock in the ten year U.S. Treasury rate used to price the offering of the Notes. The Company locked in $100 million at 5.5212%, which management believes is an attractive long-term base rate. This agreement expired on January 31, 1999, and was settled on that date based upon the ten year Treasury yield of 4.648%, resulting in an additional pre-tax financing cost of approximately $6.9 million. In accordance with SFAS No. 80, Accounting for Futures Contracts, this agreement qualifies as a hedge and was recognized as deferred financing costs.

8. Due To Related Parties

  Under the Airtron Agreement, part of the cash purchase price payable to former shareholders of Airtron relates to the tax benefits which have been or will be received by the Company related to the exercise of previously outstanding warrants and distributions under deferred compensation arrangements. The Company recognized liabilities of $9.7 million at the date of acquisition as an estimate of these amounts. This amount is paid to the former shareholders of Airtron as the tax benefit is realized by the Company either through receipt of net operating loss carryback claims or utilization of current deductions and net operating loss carryforwards to reduce estimated tax payments. The $9.7 million liability and the related refundable income taxes and deferred tax assets were reflected as long-term in the December 31, 1997 balance sheet as such tax benefits were not expected to be realized during 1998. During 1998, the Company was able to realize certain tax benefits under the Airtron Agreement and correspondingly paid $5.3 million of the original liability to the former shareholders. As of December 31, 1998, the $4.4 million remaining liability and the related refundable income taxes and deferred tax assets are reflected as current assets and liabilities in the December 31, 1998 consolidated balance sheet as all remaining tax benefits are expected to be realized during 1999.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

9. Stock-Based Plans

  GroupMAC has implemented the following stock-based programs for its employees and others:

  Stock Awards Plan--In August 1997, GroupMAC adopted the Group Maintenance America Corp. 1997 Stock Awards Plan which provides GroupMAC the latitude to grant a variety of awards, such as stock options, stock appreciation rights ("SARs"), restricted stock, performance awards and phantom stock awards, to officers, directors, key employees and other persons working for GroupMAC and its subsidiaries. The plan requires that options and SARs be granted at not less than the fair market value of a share of common stock on the grant date. The plan also requires that no stock option granted shall vest in less than six months after the grant date. GroupMAC may issue not more than 9% of the number of total shares outstanding (determined on a quarterly basis) under the plan, which will terminate on June 30, 2007. At December 31, 1998, options to purchase 3.0 million shares at an average exercise price of $12.86 were outstanding under this plan.

  Stock Option Plan--In August 1997, GroupMAC adopted the Group Maintenance America Corp. 1997 Stock Option Plan under which GroupMAC may grant options to employees who are not eligible for awards under the Stock Awards Plan. The plan requires that options be granted at not less than fair market value of a share of common stock on the grant date. The plan also requires that no stock option granted shall vest in less than six months after the grant date. GroupMAC may issue not more that 3% of the number of shares outstanding (determined on a quarterly basis) under this plan, which will terminate on June 30, 2007. At December 31, 1998, options to purchase 0.7 million shares at an average exercise price of $13.98 were outstanding under this plan.

  Founder Options--Between October 1996 and August 1997, the Company granted to directors, senior management and other employees options to purchase an aggregate of 388,800 shares of common stock at an exercise price of $3.08. These options vest and expire over various periods.

  During 1998, the Company issued options to purchase approximately 1.6 million shares of common stock at a weighted average exercise price of $14.32. These options vest at a rate of 25% per year and expire at various dates during 2003.

  Additionally, the Company issued options to purchase 0.3 million and 0.1 million shares of common stock in connection with acquisitions at a weighted average exercise price of $4.09 and $11.89 in 1998 and 1997, respectively. These options were valued at $3.4 million and $1.2 million in 1998 and 1997, respectively, and are included in the purchase price of the acquired company. Substantially all of these options are immediately exercisable.

  As consideration for a company acquired in November 1998, the Company issued 829,000 warrants to purchase shares of common stock at $19.30 per share. As indicated in Note 7, substantially all of these warrants were surrendered subsequent to year end and accordingly no value was included for these warrants in the purchase price of the acquired company. In connection with the purchase of one company in July 1997, the Company issued warrants to purchase 514,000 shares of common stock at $17.50 per share. These warrants were valued at $1.0 million and are included in the purchase price of the acquired company.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

  The following is a summary of stock option and warrant activity (in thousands, except for exercise price):

                                                          Weighted
                                                          average   Number of
                                                          exercise options and
                                                           price    warrants
                                                          -------- -----------
      Granted............................................  $3.08        292
      Balance at December 31, 1996.......................   3.08        292
      Granted............................................   3.08         69
                                                                      -----
      Balance at April 30, 1997, date of Airtron
       Agreement.........................................   3.08        361
      Granted............................................  14.33      2,611
      Exercised..........................................   3.08        (20)
      Surrendered........................................   3.08        (25)
                                                                      -----
      Balance at December 31, 1997.......................  13.07      2,927
      Granted............................................  14.56      2,701
      Exercised..........................................   5.77         (2)
      Surrendered........................................  14.54       (165)
                                                                      -----
      Balance at December 31, 1998.......................  13.77      5,461
                                                                      =====

  A summary of outstanding and exercisable options and warrants as of December 31, 1998 follows:

                                                     Weighted
                  Weighted                            average
                  average   Number of   Weighted     exercise    Number of
      Range of     option  outstanding   average     price of   exercisable
     option and     and    options and  remaining   exercisable options and
       warrant    warrant   warrants   contractual  options and  warrants
       prices      prices  (thousands) life (years)  warrants   (thousands)
     ----------   -------- ----------- -----------  ----------- -----------
     $ 3.08 to $
      5.00         $ 3.57       713        5.8        $ 3.69         576
     $ 5.01 to
      $10.00       $ 6.54        38        2.8        $ 6.39          25
     $10.01 to
      $15.00       $13.60     2,890        4.2        $14.00         456
     $15.01 to
      $19.30       $18.14     1,820        6.2        $18.61       1,343
                              -----                                -----
                              5,461                                2,400
                              =====                                =====

  The Company applies Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its stock options (other than options issued in connection with acquisitions). Accordingly, compensation cost has been recognized only for the options that have an exercise price less than the fair market value of the underlying stock at the date of grant. A compensation charge of approximately $0.2 million is reflected in the consolidated statements of operations and shareholders' equity for the fiscal year ended December 31, 1998 and the ten months ended December 31, 1997 related to the issuance of management shares and stock options at prices below the fair market value at the date of issue or grant.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

  The following pro forma data is calculated as if compensation expense for the Company's stock option plans were determined based on the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation (in thousands, except per share data):

                                               Year ended    Ten months ended
                                              December 31,     December 31,
                                                  1998             1997
                                            ---------------- -----------------
                                               As      Pro      As       Pro
                                            reported  Forma  reported   Forma
                                            -------- ------- --------  -------
     Net income (loss)..................... $25,929  $23,173 $(3,642)  $(3,983)
     Net income (loss) per share:
       Basic............................... $  0.94  $  0.84 $ (0.34)  $ (0.37)
       Diluted............................. $  0.93  $  0.83 $ (0.34)  $ (0.37)

  The pro forma compensation cost may not be representative of that to be expected in future years because options vest over several years and additional awards may be made each year.

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                         Ten months ended
                                                         December 31, 1997
                                                     -------------------------
                                         Year ended  Subsequent to  Prior to
                                        December 31,  the Airtron  the Airtron
                                            1998       Agreement    Agreement
                                        ------------ ------------- -----------
     Dividend yield....................        --            --          --
     Expected volatility...............       48.0%         33.0%          0%
     Risk-free interest rate...........       4.70%         5.83%       6.26%
     Expected lives                      5.0 years     6.6 years    10 years
     Fair value of options at grant
      date.............................  $   7.445     $   5.425    $  1.425

  The Company had outstanding 60,000 warrants to purchase common stock for $1.00 per share at February 29, 1996. In August 1996, 15,000 of these warrants were purchased from a former shareholder for $0.5 million, resulting in a reduction in retained earnings for the original recorded value of the warrants of $0.6 million with the offset recorded as other income. At February 28, 1997, 45,000 warrants were outstanding. In connection with the Airtron Agreement these warrants were exchanged for cash and preferred and common shares of GroupMAC.

  Airtron had deferred compensation arrangements for certain members of its management and its board of directors. The Company reflected the assets and liabilities associated with these arrangements as distributions in the accompanying consolidated financial statements.

10. Shareholders' Equity


  On October 24, 1996, the Company entered into a stock subscription agreement with an individual providing for the sale of up to 2.6 million shares of common stock at a purchase price of $3.08 per share. At December 31, 1997, the Company had sold all of the 2.6 million shares.

  During November and December 1997, the Company completed the IPO involving the sale of 8.3 million shares of common stock at a price to the public of $14.00 per share. The net proceeds from the IPO (after deducting underwriting discounts and commissions and offering expenses) were approximately $103.6 million. Of this amount, $29.8 million was used to pay the cash portion of the closing consideration relating to certain

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES acquired businesses, $42.6 million to repay corporate indebtedness and debt assumed in connection with the acquisition of businesses, $19.3 million to retire all of the then outstanding preferred stock and $11.9 million for general corporate purposes including working capital, final consideration settlements related to acquired businesses and future acquisitions. In March 1998, the Company issued $0.8 million of subordinated convertible debentures to fund a portion of the consideration of one acquisition. These debentures were converted to 68,000 shares of common stock during 1998.

11. Income Taxes

  Income tax expense (benefit) consists of the following (in thousands):

                                              Year      Ten months      Year
                                             ended        ended        ended
                                          December 31, December 31, February 28,
                                              1998         1997         1997
                                          ------------ ------------ ------------
      Current:
        Federal..........................   $13,553          --       $(1,020)
        State............................     3,274          489          385
                                            -------       ------      -------
      Deferred:                              16,827          489         (635)
        Federal and state................     3,499        2,343        2,207
                                            -------       ------      -------
                                            $20,326       $2,832      $ 1,572
                                            =======       ======      =======

  Total income tax expense differs from the amounts computed by applying the U.S. federal statutory income tax rate to income (loss) before income tax provision as a result of the following (in thousands):

                                              Year      Ten months      Year
                                             ended        ended        ended
                                          December 31, December 31, February 28,
                                              1998         1997         1997
                                          ------------ ------------ ------------
     Income (loss) before income tax
      provision.........................    $46,255       $ (810)      $3,908
     Applicable U.S. federal statutory
      rate..............................       35.0%        34.0%        34.0%
                                            -------       ------       ------
     Tax provision (benefit) at
      statutory rate....................     16,189         (275)       1,329
     Increase (decrease) resulting from:      2,128          323          254
       State income taxes, net of
        federal benefit.................         59        2,455          --
       Compensation expense from reverse
        acquisition and issuance of
        management shares and stock
        options.........................      1,975          199          --
       Non-deductible goodwill
        amortization....................        (25)         130          (11)
                                            -------       ------       ------
       Other............................    $20,326       $2,832       $1,572
                                            =======       ======       ======

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                                                                December 31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
     Deferred income tax assets:
       Allowance for doubtful accounts........................ $ 2,088  $   713
       Inventories............................................     300      279
       Accrued expenses.......................................   5,101    2,489
       Deferred revenue.......................................   1,510      348
       Compensation and benefits..............................     280    3,736
       Net operating loss carryforward........................     497    1,231
       Other..................................................     259      183
                                                               -------  -------
         Total deferred income tax assets.....................  10,035    8,979
                                                               -------  -------
     Deferred income tax liabilities:
       Depreciation...........................................    (951)    (585)
       Completed contract accounting for tax purposes.........  (1,899)  (1,836)
       Other..................................................    (339)    (172)
                                                               -------  -------
         Total deferred income tax liabilities................  (3,189)  (2,593)
                                                               -------  -------
     Net deferred income tax assets........................... $ 6,846  $ 6,386
                                                               =======  =======

  These deferred income tax assets and liabilities are included in the accompanying consolidated balance sheets under the following captions (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
       Deferred tax assets--current............................. $7,579  $1,647
       Deferred tax assets--long-term...........................    --    4,739
       Deferred tax liabilities--long-term......................   (733)    --
                                                                 ------  ------
                                                                 $6,846  $6,386
                                                                 ======  ======

  Management believes it is more likely than not that the Company will realize the benefits of the net deferred tax assets. Accordingly, no valuation allowance has been recorded as of December 31, 1998 or December 31, 1997.

12. Leases

  Operating leases for certain facilities and transportation equipment expire at various dates through 2011. Certain leases contain renewal options. Approximate minimum future rental payments as of December 31, 1998 are as follows (in thousands):

         1999........................................... $11,172
         2000...........................................  10,059
         2001...........................................   8,901
         2002...........................................   7,843
         2003...........................................   4,358
         Thereafter.....................................  19,685
                                                         -------
                                                         $62,018
                                                         =======

  Total rental expense for the year ended December 31, 1998, the ten months ended December 31, 1997 and the year ended February 28, 1997 was approximately $13.5 million, $2.3 million and $1.7 million, respectively (including $4.3 million, $1.2 million and $0.6 million, respectively, to related parties).

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

13. Employee Benefit Plans

  Several of GroupMAC's subsidiaries maintain defined contribution employee retirement plans, which are open to certain employees after various lengths of service. Employee contributions and employer matching contributions occur at different rates and the matched portions of the funds vest over a period of years. Company contributions to these plans totaled approximately $4.8 million, $0.4 million and $0.2 million for the year ended December 31, 1998, the ten months ended December 31, 1997 and the year ended February 28, 1997, respectively.

  Certain of GroupMAC's subsidiaries make contributions to union-administered benefit funds that cover the majority of these companies' union employees. For the year ended December 31, 1998 and the ten months ended December 31, 1997, the participant costs charged to operations were approximately $8.8 million and $0.6 million, respectively. Governmental regulations require that, in the event of plan termination or employer withdrawal, an employer may be liable for a portion of the plan's unfunded vested benefits, if any. The Company is not aware of any liabilities resulting from unfunded vested benefits related to union administered benefit plans. The Company does not anticipate withdrawal from the plans, nor is the Company aware of any expected plan terminations.

14. Commitments and Contingencies

  The Company is involved in various legal actions. It is not possible to predict the outcome of these matters; however, in the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

15. Financial Instruments

  The Company's financial instruments consist of cash and cash equivalents and short- and long-term debt. The Company believes that the carrying values of these instruments on the accompanying consolidated balance sheets approximate their fair value.

16. Operating Segments

  The Company's reportable segments are strategic business units that offer products and services to two distinct customer groups. They are managed separately because each business requires different operating and marketing strategies.

  The Company has two reportable segments: commercial/industrial and residential markets. The commercial/industrial segment provides maintenance, repair and replacement services and new installation services in manufacturing and processing facilities, power generation facilities, hospitals and other critical care facilities, colleges and universities, hotels, commercial office buildings and complexes, retail stores and restaurants, supermarkets and convenience stores. The residential segment provides maintenance, repair and replacement services and new installation services in single family and low-rise multifamily housing units.

  The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on income from operations of the respective business units prior to unallocated corporate expenses.

  Other activities include financial data of two operating subsidiaries that provide products and services outside of those performed by the Company's two primary operating segments. Unallocated corporate expenses primarily include
(1) corporate overhead, (2) corporate and operating company management bonuses, and (3)

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES savings from national purchase agreements relating to materials and property/casualty insurance. Assets, capital expenditures and depreciation expense for the corporate function are included in the "Other" column in the presentation below.

  Segment information for the year ended December 31, 1998, the ten months ended December 31, 1997 and the year ended February 28, 1997 was as follows (in thousands):

                                      Commercial/
                                      Industrial  Residential  Other   Total
                                      ----------- ----------- ------- --------
Year ended December 31, 1998:
Revenues.............................  $472,451    $286,737   $ 2,353 $761,541
Operating costs......................   434,431     257,917     2,077  694,425
                                       --------    --------   ------- --------
Subtotal.............................    38,020      28,820       276   67,116
Goodwill amortization................     4,130       1,652       178    5,960
                                       --------    --------   ------- --------
Segment operating earnings...........  $ 33,890    $ 27,168   $    98   61,156
                                       ========    ========   ======= ========
Unallocated corporate expenses.......                                   (9,090)
                                                                      --------
Income from operations...............                                 $ 52,066
                                                                      ========
Assets...............................  $542,998    $123,775   $34,308 $701,081
Capital expenditures.................     6,157       2,376       759    9,292
Depreciation expense.................     4,847       2,745       311    7,903
Ten months ended December 31, 1997:
Revenues.............................  $ 23,305    $113,927   $ 1,247 $138,479
Operating costs......................    22,023     103,017     1,068  126,108
                                       --------    --------   ------- --------
Subtotal.............................     1,282      10,910       179   12,371
Goodwill amortization................       174         351       108      633
                                       --------    --------   ------- --------
Segment operating earnings...........  $  1,108    $ 10,559   $    71   11,738
                                       ========    ========   ======= ========
Unallocated corporate expenses.......                                  (11,516)
                                                                      --------
Income from operations...............                                 $    222
                                                                      ========
Assets...............................  $ 65,566    $ 96,237   $30,884 $192,687
Capital expenditures.................       355       1,376       286    2,017
Depreciation expense.................       147         575        58      780
Year ended February 28, 1997:
Revenues.............................  $    --     $ 81,880   $   --  $ 81,880
Operating costs......................       --       78,317       --    78,317
                                       --------    --------   ------- --------
Subtotal.............................       --        3,563       --     3,563
Goodwill amortization................       --          --        --       --
                                       --------    --------   ------- --------
Segment operating earnings...........  $    --     $  3,563   $   --     3,563
                                       ========    ========   ======= ========
Unallocated corporate expenses.......                                      --
                                                                      --------
Income from operations...............                                 $  3,563
                                                                      ========
Assets...............................  $    --     $ 27,153   $   --  $ 27,153
Capital expenditures.................       --          182       --       182
Depreciation expense.................       --          208       --       208

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

  Maintenance, repair and replacement services represented 53%, 35% and 19% and new installation services represented 47%, 65% and 81% of total revenues for the year ended December 31, 1998, the ten months ended December 31, 1997 and the year ended February 28, 1997, respectively. The heavy emphasis on new installation services in the earlier two fiscal periods is a result of the operations of Airtron, which represent a significant portion of revenues during the ten months ended December 31, 1997 and all of the revenues during the year ended February 28, 1997.

17. Quarterly Financial Summary (unaudited)(in thousands, except per share data)

                                            Fourth   Third    Second    First
                                           -------- -------- --------  --------
1998
Revenues.................................. $283,597 $211,667 $159,185  $107,092
Operating income..........................   19,746   16,297   11,452     4,571
Net income................................    9,193    8,369    6,095     2,272
Earnings per share:
  Basic................................... $   0.28 $   0.30 $   0.24  $   0.10
  Diluted................................. $   0.28 $   0.30 $   0.24  $   0.10
1997(a)
Revenues.................................. $ 68,011 $ 39,382 $ 25,419  $ 17,425
Operating income..........................    2,552    2,438   (5,055)   (1,060)
Net income................................    1,158    1,025   (5,998)     (484)
Earnings per share(b):
  Basic................................... $   0.08 $   0.11 $  (0.70) $  (0.10)
  Diluted................................. $   0.07 $   0.11 $  (0.70) $  (0.10)

--------
(a) Concurrent with the IPO, the Company changed its fiscal year end from February 28 to December 31 (see Note 1). The accompanying consolidated statements of operations contain results for the ten month period ended December 31, 1997; however, the quarterly financial summary above contains four calendar quarters of information for 1997, as reported on Forms 10-Q.
(b) Because the Company reported a net loss in the first two quarters of 1997, the potentially dilutive common shares (including warrants and stock options discussed in Note 9) had an anti-dilutive effect on earnings per share. Accordingly, diluted earnings per share is the same as basic earnings per share for each of these periods.

18. Subsequent Events (unaudited)

  During the first quarter of 1999, the Company completed the acquisition of three platform companies. The combined annual revenues of the companies were approximately $165.5 million. Total consideration paid included cash payments of $35.6 million, $1.6 million of junior subordinated notes, 2.1 million shares of common stock and total debt assumed of $13.8 million. The Company will account for these acquisitions using the purchase method of accounting.